Exhibit 99.1

Providence Announces New Name – ModivCare

Denver, CO — January 6, 2021 — The Providence Service Corporation (“Providence” or the “Company”) (NASDAQ: PRSC) today announced its new name – ModivCare Inc. The Company’s wholly-owned subsidiary, LogistiCare Solutions, LLC, the nation’s largest provider of non-emergency medical transportation (NEMT), has been renamed ModivCare Solutions, LLC. Effective January 7, 2021, the Company’s common stock will commence trading on the Nasdaq under its new ticker symbol “MODV” and CUSIP 60783X 104.

“This strategic shift has allowed us to align our entire organization, from our processes to our people, around our core purpose — Making Connections to Care,” said Daniel Greenleaf, President and CEO of ModivCare. “The pandemic elevated the significance of this pivot, which is why we accelerated a process that may take years to complete in less than 10 months.”

ModivCare seeks to dismantle the barriers of health inequities by reshaping NEMT, personal and home care, and nutritional meal delivery by empowering individuals to take control of their health. Additionally, the Company is committed to reinvesting in the communities it serves, such as its partnership with schools to ensure that no child goes hungry and has the technology needed to learn in a virtual setting during the pandemic.

Greenleaf added, “Our significant experience comes with a responsibility to elevate the industry and create the healthcare experience our vulnerable patients need and deserve. ModivCare will not only address the barriers to health highlighted by the pandemic but will pave the way for a seamless and differentiated patient experience.”

The Company’s goal is to create a unique and compelling brand identity that celebrates the best of each legacy company while propelling the organization into the future. Modiv is Latin for way, and reflects the Company’s desire to lead innovation and change in terms of how people connect to care.

The new name represents the full capabilities of the combined organization’s focus on providing technology-enabled supportive care solutions that address the social determinants of health (SDoH) specifically to elevate patient experience and drive positive health outcomes. The comprehensive products, services, and expertise of ModivCare will help payors deliver valued-based solutions to their patients, enable greater access to care, reduce costs, and improve outcomes.

Providence’s subsidiary, Simplura Health Group (“Simplura”), a leading provider of personal and home care, will retain its name for the time being as the Company considers aligning the recently acquired Simplura brands with ModivCare.

To learn more about ModivCare, visit: www.modivcare.com.

About ModivCare

Effective today, January 6, 2021, The Providence Service Corporation became ModivCare Inc. and LogistiCare Solutions, LLC became ModivCare Solutions, LLC. Simplura Health Group will retain its name and branding. Additionally, LogistiCare email addresses have changed to the domain @modivcare.com and the Company’s home page is now www.modivcare.com.

ModivCare Inc. (“ModivCare”) (Nasdaq: MODV) is a technology-enabled healthcare services company, which provides a suite of integrated supportive care solutions for public and private payors and their patients. Our value-based solutions address the social determinants of health (SDoH), enable greater access to care, reduce costs, and improve outcomes. We are a leading provider of non-emergency medical transportation (NEMT), personal and home care, and nutritional meal delivery. ModivCare also holds a minority equity interest in CCHN Group Holdings, Inc. and its subsidiaries (“Matrix Medical Network”), which partners with leading health plans and providers nationally, delivering a broad array of assessment and care management services to individuals that improve health outcomes and health plan financial performance.